================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                               SEPTEMBER 19, 2000

                         TOREADOR RESOURCES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        DELAWARE                0-2517                     75-0991164
(STATE OF INCORPORATION) (COMMISSION FILE NO.) (IRS EMPLOYER IDENTIFICATION NO.)


                           4809 COLE AVENUE, SUITE 108
                               DALLAS, TEXAS 75205
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (214) 559-3933


================================================================================

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

THE MERGER

         On September 19, 2000, Toreador Acquisition Corporation ("TAC"), a wholly owned subsidiary of Toreador Resources Corporation ("Toreador"), completed a merger with Texona Petroleum Corporation ("Texona"), pursuant to a Merger Agreement dated as of September 11, 2000. The terms of the Merger Agreement call for Texona to be merged with TAC in a forward triangular merger, thus leaving TAC as the surviving entity. The outstanding stock of Texona was exchanged for a total of 1,115,000 common shares of Toreador, of which 1,025,000 will be issued to the Texona shareholders currently and the remaining shares ("Deferred Shares") will be issued no later then June 1, 2001, subject to Toreador shareholder approval. The Deferred Shares are subject to a price protection clause in the Merger Agreement that will result in the issuance of no more than 180,000 shares and no less than 90,000 shares based upon the formula defined in the Merger Agreement. The issuance of Toreador shares for the Texona shares is hereinafter referred to as the "Merger".

         Immediately prior to the Merger, Texona owned an interest in close to 1,000 wells located in 12 states, primarily Oklahoma, Texas and Louisiana. The estimated proved reserves for Texona totaled 6,126 MMCF and 479 MBBL for a total of 9,000 MMCFE (equivalent MMCF on six MCF per one barrel of oil basis). The combined estimated proved reserves of the companies immediately prior to the Merger totaled 14,671 MMCF and 2,629 MBBL for a total of 30,445 MMCFE.

         Immediately after the Merger closing, TAC extinguished Texona's outstanding bank debt of $2,449,223 utilizing its line from Compass Bank, Dallas. In connection with the borrowing, Toreador, TAC, Toreador Exploration
& Production Inc., a wholly-owned subsidiary of Toreador and Tormin, Inc., a wholly-owned subsidiary of Toreador, entered into an amendment to their existing Credit Agreement with Compass Bank, which Credit Agreement was effective September 30, 1999. The amendment to the Credit Agreement increased the borrowing base to $17,000,000 from the previous borrowing base of $14,500,000.

FINANCIAL EFFECTS OF THE MERGER

         The Merger is being accounted for under the purchase method of accounting for business combinations. Under the purchase method, the combination is recorded at cost, which in this case is based upon the fair market value of Toreador common stock. Acquired assets are recorded at their fair market value up to the purchase price. Item 7 of this report includes a pro forma balance sheet as of June 30, 2000, and pro forma statements of operations for the six month period ended June 30, 2000, and for the year ended December 31, 1999. The pro forma financial statements combine the accounts of Toreador and Texona. Item 7 also includes the historical financial statements of Texona for the year ended December 31, 1999 and the six months ended June 30, 2000.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


     (a) Financial statements of businesses acquired.

         Financial Statements of Texona Petroleum Corporation for the Year Ended December 31, 1999 and the Six Months Ended June 30, 2000 (unaudited):
           Report of Independent Auditors
           Balance Sheets
           Statements of Operations
           Statements of Stockholders' Equity
           Statements of Cash Flows
           Notes to Financial Statements

         Supplementary Oil and Gas Information (unaudited).

     (b) Pro Forma financial information (unaudited).

         Pro Forma Consolidated Balance Sheet (unaudited) of Toreador - Texona as of June 30, 2000.

         Pro Forma Consolidated Statements of Operations (unaudited) of Toreador
         - Texona for the six months ended June 30, 2000, and for the year ended December 31, 1999.

     (c) Exhibits

           10.1 Merger Agreement, effective September 11, 2000, between Texona Petroleum Corporation, Toreador Resources Corporation and Toreador Acquisition Corporation.

           10.2 Fourth Amendment To Credit Agreement, effective September 19, 2000, between Compass Bank, as Lender, and Toreador Resources Corporation, Toreador Exploration & Production Inc., and Tormin, Inc., as Borrowers, and Toreador Acquisition Corporation, as Guarantor.

           23.1     Consent of Ernst & Young LLP.

                         Report of Independent Auditors

To the Board of Directors of
Toreador Resources Corporation

We have audited the balance sheet of Texona Petroleum Corporation (the Company) as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.




Dallas, Texas                                                  Ernst & Young LLP
July 21, 2000

                          Texona Petroleum Corporation

                                 Balance Sheets

                                                                     DECEMBER 31,    JUNE 30,
                                                                     ------------   -----------
                                                                        1999           2000
                                                                     -----------    -----------
                                                                                    (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                         $    19,579    $   201,383
   Crude oil and natural gas sales receivable                            495,410        626,376
   Other accounts receivable                                              13,703          5,993
   Other current assets                                                    4,781          1,117
                                                                     -----------    -----------
Total current assets                                                     533,473        834,869

Property, plant, and equipment:
   Crude oil and natural gas properties at cost, using the full
     cost method of accounting                                         6,017,379      6,658,886
   Other property, plant, and equipment                                   45,884         45,884
   Less accumulated depletion, depreciation and amortization
                                                                      (1,775,809)    (2,102,223)
                                                                     -----------    -----------
Net property and equipment                                             4,287,454      4,602,547

Other assets, net                                                          4,833          3,383
                                                                     -----------    -----------
Total assets                                                         $ 4,825,760    $ 5,440,799
                                                                     ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities                          $   134,517    $   154,195
   Note payable, current portion                                         483,336        270,000
                                                                     -----------    -----------
Total current liabilities                                                617,853        424,195
                                                                     -----------    -----------

Note payable, net of current maturities                                1,953,884      2,295,000
                                                                     -----------    -----------
Total liabilities                                                      2,571,737      2,719,195

Commitments and contingencies (Note 6)

Stockholders' equity:
   Common stock                                                            3,483          3,483
   Paid-in capital                                                     2,048,497      2,048,497
   Retained earnings                                                     202,043        669,624
                                                                     -----------    -----------
Total stockholders' equity                                             2,254,023      2,721,604
                                                                     -----------    -----------
Total liabilities and stockholders' equity                           $ 4,825,760    $ 5,440,799
                                                                     ===========    ===========

See accompanying notes.

                          Texona Petroleum Corporation

                            Statements of Operations


                                                                YEAR ENDED       SIX MONTHS
                                                               DECEMBER 31,    ENDED JUNE 30,
                                                               ------------    --------------
                                                                   1999              2000
                                                               ------------    --------------
                                                                                 (unaudited)
Revenues:
   Crude oil and natural gas sales                             $  2,498,204    $    1,714,439
   Other revenues                                                   173,154            67,407
                                                               ------------    --------------
                                                                  2,671,358         1,781,846

Costs and expenses:
   Lease operating expenses and production taxes                  1,205,631           648,671
   Depletion, depreciation and amortization                         637,012           327,864
   General and administrative expenses                              599,495           250,321
                                                               ------------    --------------
                                                                  2,442,138         1,226,856
                                                               ------------    --------------

Income from operations                                              229,220           554,990


Other income and (expense):
   Interest expense                                                (218,017)         (114,254)
   Other income                                                      59,151            26,845
                                                               ------------    --------------
                                                                   (158,866)          (87,409)
                                                               ------------    --------------

   Income before tax provision                                       70,354           467,581

Income tax provision                                                     --                --
                                                               ------------    --------------
Net income                                                     $     70,354    $      467,581
                                                               ============    ==============


See accompanying notes.

                          Texona Petroleum Corporation

                       Statements of Stockholders' Equity


                                            COMMON    CAPITAL IN                    TOTAL
                                            STOCK      EXCESS OF     RETAINED    STOCKHOLDER'S
                                            ISSUED     PAR VALUE     EARNINGS       EQUITY
                                           --------   -----------   ----------   -------------
Balance at January 1, 1999                 $  3,483   $ 2,048,497   $  131,689   $   2,183,669
   Net income                                    --            --       70,354          70,354
                                           --------   -----------   ----------   -------------
Balance at December 31, 1999                  3,483     2,048,497      202,043       2,254,023
   Net income (unaudited)                        --            --      467,581         467,581
                                           --------   -----------   ----------   -------------
Balance at June 30, 2000 (unaudited)       $  3,483   $ 2,048,497   $  669,624   $   2,721,604
                                           ========   ===========   ==========   =============


See accompanying notes.

                          Texona Petroleum Corporation

                            Statements of Cash Flows


                                                                         YEAR ENDED      SIX MONTHS
                                                                        DECEMBER 31,   ENDED JUNE 30,
                                                                            1999            2000
                                                                        ------------   --------------
                                                                                        (unaudited)
OPERATING ACTIVITIES
Net income                                                               $   70,354    $  467,581
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depletion, depreciation, and amortization                              637,012       327,864
     Deferred income taxes                                                       --            --
     Changes in operating assets and liabilities:
       Changes in accrued oil and natural gas receivable                   (245,509)     (133,079)
       Changes in accounts receivable - other                                (7,698)        9,823
       Changes in other current assets                                       (4,781)        3,664
       Changes in accounts payable and accrued liabilities                   20,605        19,678
                                                                         ----------    ----------
Net cash provided by operating activities                                   469,983       695,531

INVESTING ACTIVITIES
Expenditures for property, plant and equipment                             (218,931)     (641,507)
Proceeds from crude oil and natural gas property sales                       80,302            --
                                                                         ----------    ----------
Net cash used in investing activities                                      (138,629)     (641,507)

FINANCING ACTIVITIES
Proceeds from borrowings                                                         --       355,000
Repayments on note payable                                                 (311,775)     (227,220)
                                                                         ----------    ----------
Net cash provided by financing activities                                  (311,775)      127,780
                                                                         ----------    ----------

Net change in cash                                                           19,579       181,804

Cash and cash equivalents at beginning of period                                 --        19,579
                                                                         ----------    ----------
Cash and cash equivalents at end of period                               $   19,579    $  201,383
                                                                         ==========    ==========

Supplemental disclosures of cash flow information:
     Cash paid for:
                                                                         ----------    ----------
       Interest                                                          $  218,017    $  114,254
                                                                         ==========    ==========


See accompanying notes

                          Texona Petroleum Corporation

                          Notes to Financial Statements

                                December 31, 1999

1. SUMMARY OF BUSINESS

ORGANIZATION

Texona Petroleum Corporation (the Company) was incorporated as a C-corporation in the State of Delaware effective July 1, 1997. Texona Acquisition Company was incorporated as a subchapter S corporation in the State of Texas effective July 21, 1995. Under terms of an Agreement and Plan of Merger (the Agreement of Merger) dated October 22, 1997, Texona Acquisition Company, was merged with and into Texona Petroleum Corporation, the surviving corporation. The Agreement of Merger is intended to qualify as a plan of reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

The Company is a domestic independent energy company engaged in the exploration and production of oil and natural gas. The Company's production operations are focused onshore in Alabama, Arkansas, Colorado, Kansas, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Texas, and Wyoming.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CRUDE OIL AND NATURAL GAS PROPERTIES

The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas reserves, including directly related geological and geophysical costs are capitalized. Sales, dispositions and other crude oil and natural gas property retirements are accounted for as adjustments to the full cost pool, with no recognition of gain or loss unless the disposition would significantly alter the amortization rate.

Maintenance and repairs are charged to expense; betterments of property are capitalized and depreciated as described below.

All capitalized costs of oil and natural gas properties, including the estimated future costs to develop proved reserves, are depleted and depreciated on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not depleted or depreciated until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an

                          Texona Petroleum Corporation

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

assessment indicate that the unproved properties are impaired, the amount of the impairment is added to the capitalized costs to be depreciated and depleted.

Capitalized costs of crude oil and natural gas properties are subject to a "ceiling test", which limits such costs to the aggregate of the "estimated present value discounted at a 10% interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties, if any; less related income tax effects".

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas, in which case the gain or loss is recognized in the Company's results from operations.

OTHER PROPERTY, PLANT AND EQUIPMENT

Other property, plant and equipment is stated at cost, with depreciation provided on the straight-line method over the estimated useful lives of the related assets ranging from 3 to 10 years. Other property, plant and equipment is evaluated for impairment based on analysis of future net cash flows in accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of".

REVENUE RECOGNITION

The Company uses the sales method of accounting for oil and natural gas revenues. Under the sales method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of the Company's assets and liabilities using enacted tax rates in effect at year end. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

                          Texona Petroleum Corporation

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards No. 123, ("SFAS 123") "Accounting for Stock-Based Compensation," encourages, but does not require, the adoption of a fair value-based method of accounting for employee stock-based compensation transactions. The Company has elected to apply the provisions of Accounting Principles Board Opinion No. 25 ("Opinion 25"), "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its employee stock-based compensation plans. Under Opinion 25, compensation cost is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant above the amount an employee must pay to acquire the stock.

SIGNIFICANT RISKS AND UNCERTAINTIES

The Company's operations are subject to all of the operational and environmental risks normally associated with the crude oil and natural gas industry. As of December 31, 1999 there had been no claims made against the Company.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and trade receivables. The Company places its cash with high credit quality financial institutions. The Company sells crude oil and natural gas to various customers. In addition, the Company participates with other parties in the drilling, completion, and operation of crude oil and natural gas wells. Substantially all of the Company's accounts receivable are due from either purchasers of crude oil or natural gas or participants in crude oil and natural gas wells for which the Company serves as the operator. Generally, operators of oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells. Crude oil and natural gas sales are generally unsecured.

                          Texona Petroleum Corporation

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PERVASIVENESS OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, amounts due from banks and all highly liquid investments with original maturities of three months or less. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and notes payable approximate fair value, unless otherwise stated, as of December 31, 1999.

COMPREHENSIVE INCOME

For the year ended December 31, 1999, the Company had no components of comprehensive income other than those included in net income.

INTERIM FINANCIALS

In the opinion of the Company's management, the information furnished herein reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of the interim periods reported herein. Operating results for the six months ended June 30, 2000 may not necessarily be indicative of the results for the year ending December 31, 2000.

                          Texona Petroleum Corporation

3. NOTE PAYABLE

The Company's note payable at December 31 consists of the following:

                                                                                   1999
                                                                                -----------
         Borrowings under a line of credit agreement with a bank, due
           August 2002                                                          $ 2,437,220
         Less: current portion                                                      483,336
                                                                                -----------
                                                                                $ 1,953,884
                                                                                ===========

Maturities of the note payable at December 31, 1999 are as follows:

         2000                                                                   $   483,336
         2001                                                                       483,336
         2002                                                                     1,470,548
                                                                                -----------
         Total                                                                  $ 2,437,220
                                                                                ===========

At December 31, 1999, the Company had a $10 million revolving credit facility with a bank. The credit facility, which matures August 1, 2002, bears interest at prime plus .25% (8.5% at December 31, 1999) and is collateralized by specific crude oil and natural gas properties. Under the terms of the credit facility, beginning June 10, 1999 the Company is required to make monthly principal payments of $40,278 plus interest with any unpaid principal and interest due August 1, 2002. The credit facility requires the maintenance of certain ratios relating to tangible net worth and working capital. The Company was in compliance of all financial covenants under the terms of the credit facility at December 31, 1999.

The carrying value of the Company's note payable approximates its fair value.

                          Texona Petroleum Corporation

4. INCOME TAXES

The following is a reconciliation of the provision for income taxes computed at the statutory rate to the reported provision for income taxes:

                                                                                   1999
                                                                                -----------

Tax at statutory rate of 34%                                                    $    23,920
Adjustments to the valuation allowance                                              (23,920)
                                                                                -----------
Provision for income taxes                                                      $        --
                                                                                ===========

Deferred tax assets (liabilities) at December 31, consisted of the following:

                                                                                   1999
                                                                                -----------

Non-current deferred tax assets :
   Net operating loss carryforward                                              $   315,450

   Crude oil and natural gas properties due to differences in depreciation
   methods and intangible drilling costs                                           (315,450)
                                                                                -----------

Non-current deferred tax assets                                                 $        --
                                                                                ===========

At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $936,000, which will be available to offset future taxable income and income tax through 2018 and 2019.

5. STOCKHOLDERS' EQUITY

STOCK OPTION PLAN

On October 22, 1997 the Board of Directors of the Company approved a stock option plan and approved 50,000 shares to be available for employees to purchase under the plan and exercisable for a period of ten years. Any shares purchased under this plan cannot be sold without first offering the right to purchase the shares to the Company.

During 1999, the Company granted 19,300 options to its employees and shareholders with option prices of $10.00 per share. The options vest in three equal portions on the

                          Texona Petroleum Corporation
anniversaries of the respective grant dates and expire ten years from the grant date. The Company granted no options during 1998.

The Company accounts for stock options issued to employees in accordance with APB Opinion 25. "Accounting for Stock Issued to Employees." No compensation expense was recorded for the 1997 grants since the exercise price equaled or exceeded the market price per share at date of grant.

SFAS 123 requires the Company to provide pro forma information regarding net income (loss) applicable to common stockholders as if compensation cost for the Company's stock options granted to employees had been determined in accordance with SFAS 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants issued in 1999, a dividend yield of 0%, a risk free interest rate of 6.0%, and an expected life of 3 years.

Had compensation cost been determined on the basis of fair value pursuant to SFAS 123 for stock options issued to employees, net income for the year ended December 31, 1999 would have been reduced as follows:

                                                                                   1999
                                                                                -----------
        Net income:
          As reported                                                           $    70,354
          Pro forma                                                                  38,476

                          Texona Petroleum Corporation

5. STOCKHOLDERS' EQUITY (CONTINUED)

A summary of the status of the Company's stock options to employees and directors as of December 31, 1999, and the changes during the year ending on this date is presented below:

                                                                                      1999
                                                                              ----------------------
                                                                                           WEIGHTED
                                                                                           AVERAGE
                                                                                           EXERCISE
                                                                                SHARES      PRICE
                                                                              ----------  ----------
Outstanding at beginning of year                                                  25,400  $    10.00
Granted                                                                           19,300       10.00
Exercised                                                                             --          --
Forfeited                                                                             --          --
                                                                              ----------  ----------
Outstanding end of year                                                           44,700       10.00
                                                                              ==========  ==========

Options exercisable at year-end                                                   23,600  $    10.00
                                                                              ==========  ==========

6. COMMITMENTS AND CONTINGENCIES

Various federal, state and local laws and regulations covering discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company's operations and the costs of its crude oil and natural gas exploitation, development and production operations. The Company does not anticipate that it will be required in the near future to expend amounts material in relation to the financial statements taken as a whole by reason of environmental laws and regulations. Because these laws and regulations are constantly being changed, the Company is unable to predict the conditions and other factors, over which it does not exercise control, that may give rise to environment liabilities affecting the Company.

                          Texona Petroleum Corporation

7. MAJOR CUSTOMERS

The Company had revenues from a single customer that represented 29% in 1999, of the Company's crude oil and natural gas sales revenues. At December 31, 1999, crude oil and natural gas sales receivable from this customer amounted to $121,606.

8. SUBSEQUENT EVENTS

On July 5, 2000, the Company entered into an agreement in principle to sell all of its outstanding common stock to Toreador Resources Corporation (a publicly traded Dallas-based oil and gas exploration & production company) in exchange for approximately 1.1 million shares of Toreador Resources Corporation.

                            Toreador - Texona Merger


SUPPLEMENTARY OIL AND GAS INFORMATION (UNAUDITED)

Oil and Gas Operations

During the year ended December 31,1999, no exploration or incremental general and administrative costs were incurred.

The following information is presented pursuant to Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities:

Oil and Gas Reserves

The following table identifies Texona's net interest in estimated quantities of proved oil and gas reserves associated with the oil and gas properties ("Properties") and changes in such estimated quantities. Reserve information presented below is based upon estimates of proved reserves prepared by independent petroleum engineers as of December 31, 1999.

Proved reserves are estimated quantities of crude oil, including natural gas liquids, and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.


                                                    Oil             Gas
                                                   (Bbls)           (Mcf)
                                                  --------       ----------
Proved reserves at December 31, 1998               438,059        6,305,410
Production                                          55,226          757,110

Proved reserves at December 31, 1999               382,833        5,548,300

Proved developed reserves at:

     December 31, 1998                             396,069        6,211,410
     December 31, 1999                             340,843        5,454,300

                            Toreador - Texona Merger

STANDARDIZED MEASURES OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

Texona has developed the Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Quantities (Standardized Measure), assuming year-end selling prices adjusted for future fixed and determinable contractual price changes, year-end development and production costs, and a 10% annual discount rate. The Standard Measure does not consider the effects of income taxes as it is not feasible to identify all assets, liabilities or indirect operating costs applicable to the Properties because they were not maintained as a separate business unit.

The Standardized Measure does not purport to be an estimate of the fair market value of Texona's reserves. An estimate of fair value would also have taken into account, among other things, the expected recovery of reserves in excess of proved reserves, anticipated changes in future prices and costs and a discount factor representative of the time value of money and risks inherent in producing oil and gas.


                                                                December 31,
                                                                    1999
                                                                ------------
Future cash inflows                                             $ 22,905,580
Future production costs                                            8,803,967
Future development costs                                              61,621
                                                                ------------
Future net cash inflows before income taxes                       14,039,992
Future income tax expense                                          4,352,398
                                                                ------------
Future net cash inflows                                            9,687,594

Ten percent annual discount                                        3,846,421

Standardized Measure of discounted future net cash flows
    future net cash flows                                       $  5,841,173
                                                                ============



The oil and gas prices used to calculate future net cash inflows at December 31, 1999 were $24.04 per barrel and $2.17 per Mcf. The oil price is based on the New York Mercantile Exchange ("NYMEX") historical crude pricing as of December 31, 1999, less $1.98 for quality and transportation differentials. The gas price is based on December NYMEX - Henry Hub pricing as of December 31, 1999, less $.26 for quality and transportation differentials. The prices of crude oil and natural gas have fluctuated over the past several years, which affects the computed cash flows over the period shown. Because the price of crude oil and natural gas is likely to remain volatile in the future, price changes can be expected to continue to significantly affect the standardized measure of discounted future net cash flows.

                            Toreador - Texona Merger


Changes in the Standardized Measure

The following are the principal sources of change in the standardized measure:



                                                 1999
                                              -----------
Balance at January 1,                         $ 3,860,862
                                              -----------

Changes resulting from:
  Sales, net of production costs               (1,292,573)
  Net changes in prices and costs               4,365,378
  Net changes in income taxes                  (1,478,580)
  Accretion of discount                           386,086
                                              -----------

Balance at December 31,                       $ 5,841,173
                                              ===========

                               TOREADOR - TEXONA

                   PRO FORMA FINANCIAL INFORMATION (UNAUDITED)



                                                                                      As of June 30, 2000

                                                                 Toreador        Texona       Adjustments        Pro Forma for
                                                                Historical      Historical    for Merger          the Merger
                                                               ------------    ------------   ------------       -------------
ASSETS
Current Assets:
    Cash and cash equivalents                                  $    253,438    $    201,383   $         --       $    454,821
    Accounts receivable                                           1,518,811         632,369             --          2,151,180
    Other current assets                                            362,475           1,117             --            363,592
                                                               ------------    ------------   ------------       ------------

      Total current assets                                        2,134,724         834,869             --          2,969,593
                                                               ------------    ------------   ------------       ------------

Properties and equipment, less accumulated
        depreciation, depletion and amortization                 23,708,042       4,602,547      3,545,881 (a)     31,856,470

Other Assets                                                        301,002           3,383             --            304,385
Deferred tax benefit                                                107,855              --             --            107,855
                                                               ------------    ------------   ------------       ------------

      Total assets                                             $ 26,251,623    $  5,440,799   $  3,545,881       $ 35,238,303
                                                               ============    ============   ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued liabilities                   $    363,006    $    154,195   $    424,985 (a)   $    942,186
    Federal income tax payable                                      469,847              --             --            469,847
    Current portion of long term debt                               387,877         270,000             --            657,877
                                                               ------------    ------------   ------------       ------------

      Total current liabilities                                   1,220,730         424,195        424,985          2,069,910
                                                               ------------    ------------   ------------       ------------

Long term debt                                                   13,760,000       2,295,000             --         16,055,000

      Total liabilities                                          14,980,730       2,719,195        424,985         18,124,910
                                                               ------------    ------------   ------------       ------------


Stockholders' equity:
    Preferred stock, $1.00 par value, 4,000,000
    shares authorized; 160,000 issued                               160,000              --             --            160,000
    Common stock, $0.15625 par value, 20,000,000 shares
      authorized; 6,676,571 shares issued                           883,058           3,483        156,673 (b)      1,043,214
    Capital in excess of par value                                8,234,380       2,048,497      3,633,847 (b)     13,916,724
    Retained earnings                                             3,410,348         669,624       (669,624)(b)      3,410,348
                                                               ------------    ------------   ------------       ------------
                                                                 12,687,786       2,721,604      3,120,896         18,530,286

    Treasury stock at cost:  503,200 shares                      (1,416,893)             --             --         (1,416,893)
                                                               ------------    ------------   ------------       ------------

      Total stockholders' equity                                 11,270,893       2,721,604      3,120,896         17,113,393
                                                               ------------    ------------   ------------       ------------

      Total liabilities and stockholders' equity               $ 26,251,623    $  5,440,799   $  3,545,881       $ 35,238,303
                                                               ============    ============   ============       ============

      The Company uses the successful efforts method of accounting for its oil and gas producing activities.

See accompanying notes to unaudited pro forma consolidated financial statements.

                                TOREADOR - TEXONA

           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                     For the Six Months Ended June 30, 2000

                                                        Toreador        Texona                          Pro Forma
                                                       Historical     Historical      Adjustments        for the
                                                         Amounts        Amounts     for Acquisition    Acquisition
                                                       -----------    -----------   ---------------    -----------
Revenues:
    Oil and gas sales                                  $ 4,778,381    $ 1,714,439                --    $ 6,492,820
    Lease bonuses and rentals                              246,879             --                --        246,879
    Interest and other income                               14,833         94,252                --        109,085
    Loss on sale of marketable securities                  (54,076)            --                --        (54,076)
    Gain on sale of properties and other assets             58,913             --                --         58,913
                                                       -----------    -----------   ---------------    -----------

      Total revenues                                     5,044,930      1,808,691                --      6,853,621
                                                       -----------    -----------   ---------------    -----------

Costs and expenses:
    Lease operating expense                                841,214        648,671                --      1,489,885
    Depreciation, depletion and amortization               982,794        327,864           168,535(c)   1,479,193
    Geological and geophysical                             103,641             --                --        103,641
    General and administrative                             986,096        250,321                --      1,236,417
    Interest expense                                       664,914        114,254                --        779,168
                                                       -----------    -----------   ---------------    -----------

      Total costs and expenses                           3,578,659      1,341,110           168,535      5,088,304
                                                       -----------    -----------   ---------------    -----------

Income (loss) before federal income taxes                1,466,271        467,581          (168,535)     1,765,317

Provision (benefit) for federal income taxes               501,530             --           101,676(d)     603,206
                                                       -----------    -----------   ---------------    -----------

Net income (loss)                                      $   964,741    $   467,581   $      (270,211)   $ 1,162,111
                                                       ===========    ===========   ===============    ===========

Dividends on preferred and common shares                   231,775                                         231,775

Net Income applicable to common shares                     732,966                                         930,336
                                                       ===========                                     ===========

Basic and diluted income per share                     $      0.14                                     $      0.15

Weighted average shares outstanding:
      Basic                                              5,162,771                                       6,187,771
      Diluted                                            5,304,428                                       6,329,428



 See accompanying notes to unaudited pro forma consolidated financial statements

                                TOREADOR - TEXONA

           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                      For the Year Ended December 31, 1999

                                                Toreador        Texona                          Pro Forma
                                               Historical     Historical      Adjustments        for the
                                                 Amounts        Amounts     for Acquisition    Acquisition
                                               -----------    -----------   ---------------    -----------



Revenues:
    Oil and gas sales                          $ 4,259,040      2,498,204                --    $ 6,757,244
    Lease bonuses and rentals                      463,083             --                --        463,083
    Interest and other income                      109,035        232,305                --        341,340
    Gain on sale of properties                     851,726             --                --        851,726
    Loss on sale of marketable securities          (79,615)            --                --        (79,615)
                                               -----------    -----------   ---------------    -----------

      Total revenues                             5,603,269      2,730,509                --      8,333,778

Costs and expenses:
    Lease operating                                699,278      1,205,631                --      1,904,909
    Dry holes and abandonments                       9,933             --                --          9,933
    Depreciation, depletion and amortization     1,276,268        637,012           355,781(c)   2,269,061
    Geological and geophysical                     394,496             --                --        394,496
    General and administrative                   1,583,729        599,495                --      2,183,224
    Interest                                       794,627        218,017                --      1,012,644
                                               -----------    -----------   ---------------    -----------

      Total costs and expenses                   4,758,331      2,660,155           355,781      7,774,267
                                               -----------    -----------   ---------------    -----------

Income (loss) before federal income taxes          844,938         70,354          (355,781)       559,511

Provision (benefit) for federal income taxes       336,927             --           (97,045)(d)    239,882
                                               -----------    -----------   ---------------

Net income (loss)                              $   508,011    $    70,354   $      (258,736)   $   319,629
                                               ===========    ===========   ===============    ===========

Dividends on preferred shares                      360,000                                         360,000
                                               -----------

Net income (loss) applicable to common shares      148,011                                         (40,371)
                                               ===========                                     ===========

Basic and diluted income (loss) per share      $      0.03                                     $     (0.01)

Weighted average shares outstanding:
      Basic                                      5,185,588                                       6,210,588
      Diluted                                    5,250,862                                       6,275,862

See accompanying notes to unaudited pro forma consolidated financial statements.

                       Pro Forma Information (unaudited)
                            Toreador - Texona Merger


The accompanying unaudited pro forma consolidated financial information gives effect to the Merger. The unaudited pro forma balance sheet adjusts the June 30, 2000 historical balance sheet as though the acquisition occurred on June 30, 2000. The unaudited pro forma statements of operations for the six month period ended June 30, 2000 and the year ended December 31, 1999 are adjusted to reflect the acquisition as though it occurred on January 1, 1999. The pro forma results exclude any nonrecurring charges or credits directly attributable to the acquisition.

The unaudited pro forma financial information is based on assumptions and includes adjustments as explained in the notes to the unaudited pro forma consolidated financial information. The actual recording of the Merger could differ. The unaudited pro forma financial information is not necessarily indicative of Toreador's financial position or results of operations that might have occurred had the transaction occurred on the dates indicated above.

The unaudited pro forma financial information should be read in conjunction with the historical financial statements and related notes thereto which are contained in the Company's 1999 Annual Report on Form 10-K for the year ended December 31, 1999, Toreador's Quarterly Report on Form 10-Q for the six months ended June 30, 2000 and the historical financial statements and the related notes thereto included in this Current Report on Form 8-K.

                       Pro Forma Information (unaudited)
                            Toreador - Texona Merger


NOTES

1. Pro forma adjustments are made to reflect the following:

     (a) The allocation of the pro forma purchase price under the purchase method of accounting is presented below:

         Excess of purchase price over net assets and liabilities...      3,120,896
            Other acquisition costs.................................        424,985
                                                                        -----------
         Total purchase price allocated to Properties and equipment     $ 3,545,881
                                                                        ===========

     (b) To record the funding of the Merger by issuing common stock. Such funding came from the issuance of 1,025,000 shares of Toreador common stock. The stock is valued at $5.70 per the terms of the Merger Agreement. Additional recording adjustments will be made upon the issuance of the contingent Deferred Shares.

     (c) The increase in depreciation, depletion and amortization associated with the properties acquired. The pro forma adjustment assumes a depreciation, depletion and amortization rate per BOE of $5.47 for the year ended December 31, 1999 and the six months ended June 30, 2000 based upon depletable costs of $8,148,428 and $7,155,635 at December 31, 1999 and June 30, 2000, respectively and proved reserves of 1,488,945 BOE and 1,307,534 BOE at January 1, 1999 and January 1, 2000,
         respectively.

     (d) The change in federal and state income taxes associated with the income and expenses generated by the Properties.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                        TOREADOR RESOURCES CORPORATION

Date: October 2, 2000                   /s/ G. Thomas Graves III
                                        ----------------------------------------
                                                  G. Thomas Graves III
                                          President and Chief Executive Officer

                               INDEX TO EXHIBITS



EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
10.1     Merger Agreement, effective September 11, 2000, between Texona
         Petroleum Corporation, Toreador Resources Corporation and Toreador
         Acquisition Corporation.

10.2 Fourth Amendment To Credit Agreement, effective September 19, 2000, between Compass Bank, as Lender, and Toreador Resources Corporation,
         Toreador Exploration & Production Inc., and Tormin, Inc., as Borrowers, and Toreador Acquisition Corporation, as Guarantor.

23.1     Consent of Ernst & Young LLP.